Exhibit 99.1

Blue Valley Ban Corp.		NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128	Contact:	Mark A. Fortino
Chief Financial Officer
(913) 338-1000
For Immediate Release Wednesday, May 11, 2011
Blue Valley Ban Corp. Reports First Quarter 2011 Results
Overland Park, Kansas, May 11, 2011 — Blue Valley Ban Corp. (OTCBB: BVBC) (the “Company”) today announced a net loss for the quarter ended March 31, 2011 of $429,000, compared to net loss of $873,000 for the quarter ended March 31, 2010, representing an improvement of 50.9%. The fully-diluted loss per share was $0.25 for the three months ended March 31, 2011, from diluted loss per share of $0.41 in the same period of 2010.
“The Company continues to show improvement in its operating results, with improvements in net interest income by 12.9%. The Company’s subsidiary, Bank of Blue Valley, continues to maintain capital levels in excess of the regulatory requirement for a well capitalized institution, as well as maintains a strong liquidity position. We are working to continue this positive trend in operating results, to improve the quality of our current loan portfolio, develop new lending relationships and look for opportunities to expand our non-interest income.” said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.
Operating Results
During the first quarter of 2011, net interest income increased 12.9% to $4.1 million compared to $3.6 million for the same period in the prior year. The increase was primarily due to a decline in the interest expense, which decreased $1.5 million, or 36.7%, from the same period in 2010 as a result of a decrease in rates paid on deposits. During 2010, the Company had funds from several time deposit promotions mature, and as those higher rate time deposits matured they were renewed at lower market rates. The increase was partially offset by a decline in interest income by $1.0 million, or 13.1%, as compared to the same period in 2010. The lower interest income was primarily a result of a decline in the average outstanding loan balances by $57.8 million, or 10.7%, for the three month period ended March 31, 2011, as compared to the prior year period, as a result of loan payoffs, lower loan origination volume due to the current economic environment and loan foreclosures.
There was no provision for loan losses for the three month period ended March 31, 2011, compared to $250,000 provision for the same period in the prior year. The Company has experienced a reduction in non-performing loans by $2.9 million, or 9.7%, since December 31, 2010, and $10.0 million, or 26.7%, since March 31, 2010, as management continues to work on improving the credit quality of the loan portfolio. In addition, the Company has experienced a decline in net loan charge offs with a net recovery of $24,000 at March 31, 2011, as compared to a net loan charge off of $1.0 million at March 31, 2010. Based on analysis of the loan portfolio, no provision for loan losses was deemed necessary.
Non-interest income decreased $169,000, or 10.7%, for the three month period ended March 31, 2011, as compared to the same period in 2010. The decrease was primarily the result of lower mortgage loans held for sale fee income during the first quarter of 2011 of $167,000, or 23.2%, as compared with the first quarter of 2010. The decrease in mortgage loans held for sale fee income was a result of a decline in residential mortgage loan origination and refinancing volume as a result of the mortgage rate environment as compared to the prior year period. Also contributing to the decrease was a decline in service fee income, specifically non-sufficient funds (NSF) charges and service fees. NSF and service charges fee income decreased by $60,000, or 21.2%, due to fewer overdraft items by our customers and a decrease in account service charges on commercial accounts.

Non-interest expense decreased $165,000, or 2.6%, for the three month period ended March 31, 2011, as compared to the same period in the prior year. The decrease in non-interest expense was attributed to the decrease in salaries and employee benefits of $152,000, or 5.1%. Salaries and employee benefits have declined as a result of lower commissions paid due to the decline in the volume of mortgage loan originations and refinancing for the three months ended March 31, 2011, as compared to the same period in the prior year. Other factors contributing to the change was a decrease in net occupancy expense by $69,000, or 9.4%, and an increase in other operating expense by $56,000, or 2.1%, compared to the same period in 2010.
Total assets, loans and deposits at March 31, 2011 were $693.8 million, $476.8 million and $515.3 million, respectively, compared to $844.2 million, $527.1 million and $661.4 million one year earlier, respectively, decreases of 17.8%, 9.6% and 22.1% for assets, loans and deposits, respectively. As of March 31, 2011, the Company’s subsidiary, Bank of Blue Valley, maintained capital levels in excess of regulatory requirements for a well capitalized institution.
About Blue Valley Ban Corp.
Blue Valley Ban Corp. is a bank holding company that, through its subsidiaries, provides banking services to closely-held businesses, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages locally and nationwide through its InternetMortgage.com website.
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” or the negative of these terms or other comparable terminology. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; inability to maintain or increase deposit base and secure adequate funding; a continued deterioration of general economic conditions or the demand for housing in the Company’s market areas; a deterioration in the demand for mortgage financing; legislative or regulatory changes; regulatory action; continued adverse developments in the Company’s loan or investment portfolio; any inability to obtain funding on favorable terms; the Company’s non-payment on TARP funds or Trust Preferred Securities; the loss of key personnel; significant increases in competition; potential unfavorable actions from rating agencies; potential unfavorable results of litigation to which the Company may become a party, and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time, and it is not possible for us to predict all risk factors. Nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

BLUE VALLEY BAN CORP.
FIRST QUARTER 2011
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(unaudited)

	2011	2010
Three Months Ended March 31
Net interest income	$4,111	$3,641
Provision for loan losses	—	250
Non-interest income	1,404	1,573
Non-interest expense	6,188	6,353
Net loss	(429)	(873)
Net loss available to common stockholder	(701)	(1,145)
Net loss per share — Basic	(0.25)	(0.41)
Net loss per share — Diluted	(0.25)	(0.41)
Return on average assets	(0.25)%	(0.44)%
Return on average equity	(8.13)%	(12.04)%

At March 31
Assets	$693,776	$844,228
Mortgage loans held for sale	352	2,604
Loans	476,764	527,121
Deposits	515,316	661,361
Stockholders’ Equity	56,368	59,583